UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2013 (July 30, 2013)

PEOPLES BANCORP INC.
(Exact name of Registrant as specified in its charter)

Ohio	0-16772	31-0987416
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification Number)

138 Putnam Street, PO Box 738
Marietta, Ohio	45750-0738
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(740) 373-3155

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 8.01    Other Events
Peoples Bank, National Association (“Peoples Bank”), the wholly-owned banking subsidiary of Peoples Bancorp Inc. (“Peoples”), is the owner and beneficiary of life insurance policies on the lives of certain officers and employees, known as bank owned life insurance or BOLI. These policies are recorded and reported as an asset on Peoples' Consolidated Balance Sheets at each policy's respective cash surrender value, with changes in such cash surrender value recognized as other non-interest income on Peoples' Consolidated Statements of Income.

Peoples Bank's BOLI policies were purchased to provide funding for future payment of long-term retirement and other employee benefit costs. Peoples Bank initially invested $20.0 million in BOLI in 2001, which was followed by another $20.0 million investment in 2004. These BOLI policies have a stable value agreement through a multi-national insurance carrier that provides unlimited cash surrender value protection in the event of declines in the value of each policy's underlying investments. Since 2008, the cash surrender value of these BOLI policies and corresponding non-interest income have been adversely affected by a decline in the value of the investments underlying the policies below the cost basis of Peoples Bank's BOLI investment. As a result, Peoples has recognized minimal BOLI non-interest income for several quarters.

As previously disclosed in Peoples' Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2013, Peoples Bank has taken steps in 2013 to reduce its BOLI investment and improve long-term shareholder return. The first action was a $5.2 million partial withdrawal which was completed in May 2013. The second was a request for a full surrender of certain BOLI policies, which was made on July 19, 2013. The BOLI policies subject to the full surrender had a cash surrender value of $42.8 million and cost basis of $36.5 million at June 30, 2013.

On July 30, 2013, Peoples Bank received notification from the insurance carrier that the surrender request had been processed. Concurrently, the insurance carrier redeemed the investments underlying the BOLI polices. The proceeds of the investment redemptions totaled $36.2 million and were received by Peoples Bank on July 31, 2013. These funds initially will be redeployed as part of Peoples Bank's investment portfolio with the goal of funding future loan growth. The remaining cash surrender value of approximately $6.6 million is expected to be paid out by the end of January 2014 in accordance with the terms of the BOLI policies.

Peoples also will incur a federal income tax liability of approximately $2.2 million in the third quarter of 2013 for the gain associated with the BOLI policies surrendered. The corresponding income tax expense is expected to reduce Peoples' third quarter 2013 earnings by $0.21 per diluted share. The redeployment of the BOLI proceeds is expected to increase Peoples' annual net interest income by at least $1 million.

Safe Harbor Statement
This Current Report on Form 8-K contains certain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by the fact they are not historical facts and include words such as “plans”, “estimates”, “expects”, “believes”, “anticipates”, “could”, “may” and similar expressions.

The forward-looking statements contained in this Current Report on Form 8-K reflect management's current expectations based on all information available and its knowledge of Peoples' business and operations. As a result, these forward-looking statements are subject to certain risks and uncertain-ties, including those risk factors included in the disclosure under the heading “ITEM 1A. RISK FACTORS” of Part I of Peoples' Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and may differ significantly from actual results.

Peoples encourages readers of this Current Report on Form 8-K to understand forward-looking statements to be strategic objectives rather than absolute targets of future performance. Peoples undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this Current Report on Form 8-K or to reflect the occurrence of unanticipated events, except as required by applicable legal requirements.

Copies of documents filed by Peoples with the SEC are available free of charge at the SEC's website at http://www.sec.gov and/or from Peoples' website.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEOPLES BANCORP INC.

Date:	August 5, 2013	By:/s/	EDWARD G. SLOANE
Edward G. Sloane
Executive Vice President,
Chief Financial Officer and Treasurer